UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2009

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COFFEE HOLDING CO., INC.

(Exact name of registrant as specified in its charter)

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Nevada	001-32491	11-2238111
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4401 First Avenue, Brooklyn, New York 11232-0005

(Address of Principal Executive Office) (Zip Code)

(718) 832-0800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On February 17, 2009, Coffee Holding Co., Inc. (the “Company”) entered into a Loan and Security Agreement with Sterling National Bank (the “Agreement”) for a new credit facility to provide for its working capital requirements.  The credit facility is a revolving line of credit for a maximum of $5 million with the Company able to draw on the line at an amount up to 85% of eligible accounts receivable and 25% of eligible inventory consisting of green coffee beans and finished coffee not to exceed $1,000,000.   The credit facility is payable monthly in arrears on the average unpaid balance of the line of credit at an interest rate equal to a per annum reference rate (currently 4.25%) plus 1.0%.  The initial term of the credit facility is three years and shall be automatically extended for successive periods of one (1) year each unless one party shall have provided the other party with a written notice of termination, at least ninety (90) days prior to the expiration of the initial contract term or any renewal term.  The credit facility is secured by all tangible and intangible assets of the company and is personally guaranteed by Andrew Gordon and David Gordon.

The credit facility contains covenants that place restrictions on our operations, including covenants relating to mergers, debt restrictions, capital expenditures, tangible net worth, leverage, fixed charge coverage, dividend restrictions, restrictions on lease payments to affiliates, restrictions on changes in business, asset sale restrictions, restrictions on acquisitions, restrictions on fundamental changes, and such other covenants as are typically contained in documents relating to similar transactions.

The Loan and Security Agreement is filed herewith as Exhibit 10.21.

Item 4.01

Changes in Registrant’s Certifying Accountant

On February 16, 2009, the practice of Lazar Levine & Felix LLP  (“Lazar”), an independent registered public accounting firm, was acquired by Parente Randolph, LLC (Parente”) in a transaction pursuant to which Lazar merged its operations into Parente  and certain of the professional staff and partners of Lazar joined Parente either as employees or partners of Parente. On February 19, 2009, and concurrently with the resignation of Lazar, the Company, through and with the approval of the Audit Committee of the Company’s Board of Directors, engaged Parente as its independent registered public accounting firm.

Prior to engaging Parente, the Company did not consult with Parente regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Parente on the Company’s financial statements, and Parente did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The reports of independent registered public accounting firm of Lazar regarding the Company’s financial statements for the fiscal years ended October 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended October 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through February 19, 2009, the date of resignation, there were no disagreements with Lazar on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Lazar would have caused it to make reference to such disagreement in its reports.

The Company provided Lazar with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission and requested that Lazar furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated February 23, 2009, is filed as Exhibit 16.1 (which is incorporated by reference herein) to this Current Report on Form 8-K.

Item 9.01

Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
16.1	Letter from Lazar Levine & Felix LLP
10.21	Loan and Security Agreement by and between Sterling National Bank and Coffee Holding Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COFFEE HOLDING CO., INC.

By:	/s/ ANDREW GORDON
Andrew Gordon President and Chief Executive Officer

Date:  February 23, 2009

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter from Lazar Levine & Felix LLP
10.21	Loan and Security Agreement by and between Sterling National Bank and Coffee Holding Co., Inc.